Exhibit 6.14
Agreement – 24 Hour Club No. 688 Fort Worth Western Center
The landlord identified on Exhibit A (“Landlord”) and 24 Hour Fitness USA, Inc. (“Tenant”) are parties to a lease (as may have been previously amended, the “Lease”) for certain premises (the “Premises”) described on Exhibit A. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend the Lease in accordance with the terms set forth in this Agreement (this “Agreement”) as follows:

Modified Terms
The Lease is hereby modified to replace the existing terms of the Lease with the terms as set forth on Exhibit A attached hereto and made a part hereof (the “Modified Terms”). Except as provided in this Agreement (including Exhibit A), no other terms of the Lease shall be modified or amended.

Effective Date of Modified Terms	The Modified Terms shall become effective on the date upon which Tenant and Landlord execute and deliver this Agreement (the “Execution Date”).
Waiver of Default
Landlord waives any default or event of default under the Lease existing as of the date of the Agreement. Landlord agrees that no such default or event of default shall be deemed to have caused or shall cause the loss of any options or rights of Tenant under the Lease the exercise of which by Tenant may be contingent upon no prior defaults by Tenant, including without limitation, rights to renew or extend the term of the Lease, rights to expand or reduce the Premises covered by the Lease, rights of termination, rights for tenant improvement allowance for the Premises, rights of first offer or rights of first refusal.

Failure of Co-Tenancy Requirement
If the Lease contains a provision that reduces the base rent and/or other components of rent payable under the Lease as a result of a failure of any co-tenancy requirement contained therein, or any other requirement or condition to be performed by Landlord or applicable to the shopping center or project in which the Premises covered by the Lease is located, and if the effect of such provision reduces the rent payable below the rent payable pursuant to the Modified Terms, then for the period of such reduction, such provision shall control with respect to rent until the expiration of such period.

Common Area Maintenance, Real Estate Taxes, Insurance Premiums
Any amounts payable by Tenant under the Lease for common area maintenance or real estate taxes or insurance premiums of Landlord shall not abate prior to or during the Rent Abatement Period. These charges shall be due and payable in accordance with the Lease without regard to the percentage reduction set forth in Exhibit A.

No Brokers
Landlord and Tenant shall each indemnify, defend, and hold harmless the other from and against any and all claims, costs, expenses, or liabilities, including reasonable attorneys’ fees, for commissions or other compensation claimed by any broker or agent with regard to this Agreement as a result of any dealings with such party or claiming by or through such party.

Agreement – 24 Hour Club No. 688 Fort Worth Western Center

The undersigned has executed and delivered this Agreement as of May 19, 2020 (the “Execution Date”).

LANDLORD:

BRIX REIT, INC. a Maryland corporation

By: RAYMOND J. PACINI
Name: Raymond J. Pacinii
Title:    Chief Financial Officer

TENANT:

24 HOUR FITNESS USA, INC., a California corporation

By:    KARL SANFT
Name: Karl Sanft
Title:    COO

AGREEMENT - EXHIBIT A
CLUB INFORMATION:

Club Number/Name	688 Fort Worth Western Center
Address	6500 Old Denton Road, Fort Worth, TX

RENEGOTIATED LEASE TERM LENGTH:

Original Effective Date	March 16, 2007
Renegotiated Expiration Date	March 31, 2032

RENEGOTIATED RENT TERMS

Modified Base Rent (April 1, 2020 – September 30, 2020)	$0.00/Mo.
Modified Base Rent (September 16, 2020 – March 31, 2022)	$54,167/mo.
Modified Base Rent (April 1, 2022 – March 31, 2027)	$58,229/mo.
Modified Base Rent (April 1, 2027 – March 31, 2032)	$$62,596/mo.

ADDITIONAL DEAL NOTES

•    Following expiration of the Term as hereby extended, Tenant shall retain the option to further extend the Term of the Lease for four (4) periods of five (5) years each, on the terms and conditions set forth in the Lease.
•    The audit of Tenant and Guarantor (if no audit exists, financials of Tenant or Guarantor) will be provided to Landlord upon request not more than one time per calendar year. Tenant can require a non-disclosure agreement to be signed on a fomr reasonably requested from the Tenant or Landlord.

LANDLORD:

BRIX REIT, INC. a Maryland corporation

By: RAYMOND J. PACINI
Name: Raymond J. Pacinii
Title:    Chief Financial Officer